FOR IMMEDIATE RELEASE                                 Contact:
                                                      Ellen Strahs Fader
                                                      (212) 424-6863



                KATZ MEDIA GROUP, INC. AND KATZ MEDIA CORPORATION
                       ANNOUNCE COMPLETION OF REFINANCING

                                 ---------------


NEW YORK, NY, December 19, 1996 -- Katz Media Group, Inc., (AMEX:KTZ), the only full- service media representation firm in the United States serving all types of broadcast media, and its wholly-owned subsidiary, Katz Media Corporation, today announced the successful completion of the previously announced refinancing, designed to increase the availability of funds for working capital purposes and enhance the Company's financial and operating flexibility.

          Katz Media Corporation has today accepted for payment $97.7 million principal amount of its 12 3/4% Senior Subordinated Notes due 2002 (the "Notes"), representing substantially all of the outstanding Notes. Each holder who validly tendered Notes on or prior to December 12, 1996 will receive a cash payment equal to $1,125.01 for each $1,000 principal amount of Notes (based on the price determination date in the repurchase offer of December 16, 1996), which includes the $10 consent fee and $12.01 of accrued and unpaid interest. Holders who tendered Notes after December 12, 1996 will not receive the $10 consent fee.

          The Company has also completed a private offering under Rule 144A of the Securities Act of 1933 of a new issue of fixed rate notes, consisting of $100 million principal amount of 10 1/2% Senior Subordinated Notes due 2007, which were priced at par, and has refinance its existing credit facility with a new revolving credit and term loan facility providing for loans of up to $180 million.

          As a result of the refinancing, the Company has available an aggregate of approximately $63.3 million under the new credit facility for working capital purposes, including the purchase of representation contracts, potential acquisitions and other general corporate purposes, and the possible repurchase by the Company of its common stock from time to time in the open market. Of the aggregate available amount, approximately $44.4 million is immediately available and the remainder will become available in the future, subject to the achievement of certain financial ratios and compliance with certain other conditions.

          The new notes were sold in a private offering through Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). DLJ also acted as the arranger for the new credit facility, with DLJ Capital Funding, Inc., an affiliate of


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DLJ,  as the  syndication  agent  and The First  National  Bank of Boston as the administrative agent for the new credit facility.

          The new notes have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

          Katz Media Group, Inc., headquartered in New York City, is the only full-service media representation firm in the United States, serving multiple types of electronic media, with leading market shares in the representation of radio and television stations, cable television systems and interactive, internet media outlets. The company is exclusively retained by more than 2,000 radio stations, 340 television stations, 1,390 cable television systems with an aggregate of approximately 36.8 million subscribers and a growing number of Internet Web sites and other interactive media providers to sell national advertising time throughout the United States and through its Katz International subsidiary in the United Kingdom. The company's stock is traded on the American Stock Exchange under the ticker symbol "KTZ".

          Additional information about the company can be obtained via the World Wide Web at http://www.katz-media.com.